Exhibit 10.102

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 21, 2011, by and between FTI Consulting, Inc., a Maryland corporation (“Company”) and Dominic DiNapoli (“Employee”).

WHEREAS, Company and Employee entered into an Employment Agreement dated November 1, 2005, which was amended by Amendment No. 1 thereto dated December 31, 2008 and Amendment No. 2 thereto dated June 2, 2010 (collectively, the Employment Agreement, Amendment No. 1 and Amendment No. 2 thereto are referred to herein as the “Agreement”); and

WHEREAS, Company and Employee desire to further amend certain terms and conditions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Employee hereby agree as follows:

1. Section 2(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b) Upon expiration of the Employment Term or its earlier termination pursuant to Section 9 other than as a result of Employee’s death or Disability (as defined in Section 9(d)), termination of Employee’s employment by Company for Cause (as defined in Section 9(b)), or resignation with Good Reason (as defined in Section 9(e)), Employee shall continue to provide services to Company as described in Section 3(b), but in the capacity of a part-time employee, for a period (the “Transition Period”) of five (5) years or until such earlier date as Employee’s employment terminates under Section 9.”

2. Section 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) During the Employment Term. During the Employment Term, Employee will be employed to serve as, and have the title of, Senior Managing Director and Vice Chairman (which is not and shall not be an officer position with the Company), reporting to Company’s Chief Executive Officer (the “Chief Executive Officer”) and Employee’s duties and responsibilities will include, overseeing and coordinating the global Corporate Restructuring practice, generating revenue producing client projects on behalf of the Company and performing such other duties as Employee shall reasonably be directed to perform by the Chief Executive Officer. During the Employment Term, Employee will (x) have such authority as may be reasonably necessary or appropriate in order to enable Employee to carry out the duties and responsibilities of Employee’s employment under this Agreement, (y) have Employee’s principal office located as Company’s offices in Saddle Brook, New Jersey, and (z) be entitled to office services and support commensurate with Employee’s position, duties and responsibilities. During the Employment Term, Employee will devote substantially all of Employee’s business time, attention and energies to the performance of Employee’s duties and responsibilities under this Agreement, provided that Employee may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or materially interfere with the ability of Employee to perform such duties and responsibilities and do not violate any policy of the Company; provided, further, that service on the board of directors or other governing body of another for-profit business entity is subject to the consent of the Board.”

3. Section 4(b) of the Agreement is amended to provide that during the Transition Period (as defined in the Agreement), the amount that the Company will pay or cause to be paid to Employee in cash, in periodic installments not less frequently than monthly, will be $750,000 for each year of the Transition Period.

4. Section 5 is deleted in its entirety and replaced as follows:

“5. Annual Bonus.

(a) With respect to each fiscal year during the Employment Term, Employee will be entitled to participate in the Corporate Finance EBITDA Bonus Plan (the “Bonus Plan”). The Company, in its sole discretion, may terminate or from time to time may modify the Bonus Plan, provided, however, (i) such action may not adversely affect your right to receive the Minimum Bonus or Special Bonus (as both are defined hereafter) that Employee is eligible to earn.

(b) Employee shall receive an annual minimum performance bonus payment of $1,000,000 (the “Minimum Bonus”), which shall be subject to the mandatory cash deferral program.

(c) In addition to the Minimum Bonus, Employee will also be entitled to receive a bonus payment (the “Special Bonus”) equal to ten percent (10%) of billed and collected revenue on a client engagement opened on or after January 1, 2011 for which Employee is reasonably determined to be primarily responsible for originating (an “Eligible Matter”); provided that in any calendar year the aggregate amount of Special Bonus payable to Employee shall not exceed $3,000,000. With respect to each Eligible Matter, Employee shall be entitled to receive the Special Bonus for the shorter of (i) the date the matter is completed or (ii) the second anniversary of the termination of your employment, including the Transition Period. The Special Bonus shall not be subject to the mandatory cash deferral program.”

5. Section 10(b)(iv) is hereby deleted in its entirety and replaced as follows:

“Section 10(b)(iv) – an additional amount equal to $1,000,000, payable in a lump-sum within ten days following the date of termination.”

6. Section 10(c)(ii) is hereby deleted in its entirety and replaced as follows:

“Section 10(c)(ii) – an additional amount equal to $1,000,000, payable in a lump-sum within ten days following the date of termination.”

7. Employee hereby acknowledges and agrees that the modifications herein, including the modifications to Section 3(a) of the Agreement, do not constitute “Good Reason” as defined in Section 9(e) of the Agreement.

8. Employee hereby resigns as Executive Vice President and Chief Operating Officer of the Company, and resigns from all officer positions and memberships on the boards of directors and boards of managers of all subsidiaries of the Company, effective as of the date of this Amendment.

9. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect.

10. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

11. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

Date: March 23, 2011	By:	/s/ Roger Carlile
Roger D. Carlile
Executive Vice President and Chief Administrative Officer

EMPLOYEE

Date: 3/23/11	By:	/s/ Dominic DiNapoli
Dominic DiNapoli

4